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                               EXHIBIT NO. 6.10
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                      CONSULTING AGREEMENT BETWEEN INTEGRATED
                   SYSTEMS INTERNATIONAL, INC. AND KASSTECH, INC.
                            DATED MARCH 14, 2000






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                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT, entered into as of the 14th day of March, 2000, by and between Integrated Systems International, Inc., a Nevada corporation, with its principal place of business at 570 Lexington Avenue, New York, New York 10022 (the "Company"), and Kasstech, Inc., a Delaware corporation, having an office at 1331 KITCHAWAN ROAD, OSSINING, NY 10562, the ("Consultant").

                              W I T N E S S E T H :

         WHEREAS, the Company wishes to engage the Consultant to perform certain research and development and other related technology services upon the terms and conditions contained herein; and

         WHEREAS, the Consultant wishes to accept such engagement by the Company upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

         1. ENGAGEMENT

         The Company hereby engages the Consultant and the Consultant hereby accepts such engagement upon the terms and conditions set forth herein.

         2. TERM

         (a) The term of this Consulting Agreement shall commence on the date hereof and end on March 31, 2005, unless sooner terminated pursuant to the terms contained herein.

         (b) Notwithstanding the above, the Company may terminate this Agreement upon written notice to the Consultant if (i) the designated representative of the Consultant approved by the Company is not providing services required hereunder or (ii) the Consultant shall materially breach its obligations under this Agreement and in either case, such failure or breach is not cured within 10 days after written notice from the Company.

         3. SERVICES TO BE RENDERED

                  (a) The Consultant shall perform such research and development and other technology related services for the Company as shall be requested by the Company from time to time (the "Projects").

                  (b) Initially, the Consultant shall perform all acts and services the Company deems necessary (including preparation of technical information and drawings and coordinating/consulting


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with the Company's patent counsel) to cause the prompt filing of patent applications with respect to two (2) provisional patents presently owned by (or being assigned to) the Company, namely (i) "Automated Search Engine" and
(ii) "Anti-Bootleg Audio Encryption", and shall thereafter perform all acts and services necessary to obtain US Patent and Trademark office grant of said patents.

                  (c) The Consultant shall designate at all times one (1) qualified representative (subject to the Company's approval) who shall be available to work on the Company's Projects on a full-time basis. Until otherwise agreed by the Company, the designated representative shall be Krystol Cameron. In the event that, at any time, the services requested by the Company shall require more than one full-time representative of the Consultant then the parties shall, in good faith, negotiate additional compensation payable to the Consultant for such services.

         4. COMPENSATION

                  For the services rendered hereunder, the Company shall pay and the Consultant shall accept the following compensation:

                  (a) From the commencement of the term hereof until termination, the Consultant shall receive a consulting fee of $120,000 per annum, payable monthly.

                  (b) The Consultant shall receive any bonus or other compensation as the Board of Directors may determine from time to time.

         5. EXPENSES

                  (a) During the term of this Agreement, the Company shall, upon presentation of proper vouchers, reimburse the Consultant for all expenses incurred by the Consultant or its representative directly in connection with his performance of services hereunder provided such expenses were approved in advance by the Company.

                  (b) The Consultant shall be entitled to four (4) weeks of paid vacation per calendar year. Vacation entitlements are non-cumulative and if the Consultant fails to use any or all of its four (4) weeks vacation allotment during a particular calendar year, such vacation shall be deemed forfeited forever. Notwithstanding the foregoing, the parties agree that for the calendar year ending December 31, 2000, the Consultant will be entitled to two (2) weeks of paid vacation.

                  (c) The Consultant shall receive as paid days off all national holidays, sick days, and personal days that the Company, pursuant to established policy, recognizes and observes.

                  (d) In no event shall the Company be liable for payment of any salaries, wages or other compensation payable by the Consultant to its representative(s) performing services for the Company hereunder.

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         6. COVENANTS AND RESTRICTIONS

                  (a) The Consultant hereby covenants and agrees that the Consultant will not at any time subsequent to the date hereof and continuing for a period of two (2) years from the termination of this Agreement, reveal, divulge, or make known to any Person any Confidential Information (as hereinafter defined) made known to the Consultant or of which Consultant has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the Consultant and except to the extent so authorized in writing by the Company in order to carry out the terms of this Agreement or except as required by law. For purposes of this Agreement, the term "Confidential Information" shall mean (i) any technical, scientific or engineering information relating to the Company's products and/or services, (ii) information relating to any customer of the Company, including without limitation, the names, addresses, telephone numbers and sales records of, or pertaining to any such customer, and (iii) price lists, methods of operation and other information pertaining to the Company and which the Company, in its sole discretion, regards as confidential and in the nature of trade secrets. Notwithstanding anything contained herein to the contrary, Confidential Information as used herein shall not include that which (i) was in the public domain prior to receipt hereunder in the same context as the disclosure made hereunder, (ii) the Consultant can show was in his possession and in the same context prior to his receipt, (iii) subsequently becomes known to the Consultant as a result of disclosure by third parties not in the course of this Agreement and as a matter of right and without restriction on disclosure, or (iv) subsequently comes into the public domain in the same context as the disclosure by the Company through no fault of the Consultant.

                  (b) The Consultant further covenants and agrees that the Consultant will retain all of such Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver or show any of such Confidential Information to any unauthorized person and will not make use of or in any manner seek to turn to account any of such Confidential Information in an independent business however unrelated to the business of the Company. The Consultant further agrees that upon the termination of this Agreement or upon the request of the Company, the Consultant will either supply or return to the Company, in accordance with the Company's request, all Confidential Information in the Consultant's possession, including, without limitation, all account lists, records and data related to all customers of the Company.

                  (c) The Consultant shall cause each and every one of its representatives performing services for the Company pursuant to this Agreement, and each of its principals, officers and employees to observe and be bound by the provisions of this Section 6.

                  (d) The Consultant acknowledges that his breach or threatened violation of any of the restrictive covenants contained in this
Section 6 may cause irreparable damage to the Company for which remedies at law would be inadequate. The Consultant further acknowledges that the restrictive covenants set forth herein are essential terms and conditions of this Agreement. The Consultant therefore agrees that the Company shall be entitled to a decree or order by any court of competent jurisdiction enjoining such threatened or actual violation of any of such covenants. Such

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decree or order, to the extent appropriate, shall specifically enforce the full performance of any such covenant by the Consultant and the Consultant hereby consents to the jurisdiction of any such court of competent jurisdiction. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Section 6 is adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 6 in the jurisdiction in which such adjudication is made.

         7. PROPRIETARY PROPERTY

                  (a) The parties hereto hereby agree that Proprietary Property (as hereinafter defined) shall be the sole and exclusive property of the Company, except as provided below. For purposes hereof, the term "Proprietary Property" shall mean inventions, discoveries, improvements and ideas, whether patentable or not, made solely by the Consultant or jointly with others, which relate to the Company's business, including any of its products, services, processes, technology, research, product development, marketing programs, manufacturing operations, or engineering activities.

                  (b) The Consultant shall promptly disclose to the Company in writing all Proprietary Property, including those in the formative stages, created during the term hereof, irrespective of whether created during normal business hours. In addition, the Consultant hereby agrees to promptly disclose to the Company all Proprietary Property created subsequent to the date of termination hereof, irrespective of the reasons for termination hereof, which relate to or constitute an improvement on Proprietary Property or Confidential Information, as defined herein.

                  (c) The Consultant hereby agrees and acknowledges that the Consultant shall have no right, title or interest in or with respect to any Proprietary Property, except as described below, and will during the term hereof or at any time subsequent to the termination hereof, at the Company's request and expense, execute any and all patent applications and assignments to the Company and take any and all action as required by the Company to perfect and maintain the Company's rights and interests in and with respect to the Proprietary Property.

                  (d) The Consultant hereby agrees to maintain written records concerning the Proprietary Property and agrees to make those records available to the Company at all times.

                  (e) Notwithstanding anything contained herein to the contrary, Proprietary Property shall not include inventions or discoveries with respect to which all of the following conditions apply:

                           (i) no equipment, supplies, facilities or Confidential Information of the Company was used in its development;

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                           (ii)     it does not relate the Company's business
                           and/or any proposed or planned products or services of the Company, including any research and development activities; and

                           (iii) it does not result from any work performed by the Consultant for the Company.

                 (f) During or subsequent to the Consultant's engagement by the Company, the Consultant will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

                 (g) The foregoing provisions of this Section shall be binding upon each and every representative of the Consultant performing services for the Company and each of the Consultant's principals, officers and employees.

         8. PRIOR AGREEMENTS

         The Consultant represents that it is not now under any written agreement, nor has it previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent it from giving freely and the Company receiving the exclusive benefit of its services.

         9. NON-COMPETE

         The Consultant recognizes that the Proprietary Property is a special and unique asset of the Company and needs to be protected from improper disclosure. In consideration of the disclosure of the Proprietary Property to the Consultant, the Consultant agrees and covenants that for a period of two (2) years following the termination of his engagement for any reason whatsoever, the Consultant will not directly or indirectly engage in any business that is competitive to the Company. This covenant shall apply to the geographical area that includes the entire continental United States. "Directly or indirectly engaging in any business that is competitive" includes, but is not limited to:
(a) engaging in a business as an owner, partner or agent, (b) becoming a consultant, employee or agent of any third party that is engaged in such business, (c) becoming interested directly or indirectly in any such business, or (d) soliciting any customer of the Company for the benefit of a third party that is engaged in such business. The Consultant agrees that this non-compete provision will not adversely affect the Consultant's livelihood. The provisions of this Section 9 shall be binding upon each representative of the Consultant performing services for the Company, as well as the Consultant's principals, officers and employees.

         10. MEDIATION AND ARBITRATION.

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                  (a)      If any dispute, controversy or claim arises in
connection with the performance or breach of this Agreement between the parties, a party hereto may, upon written notice to the other parties, request facilitated negotiations. Such negotiations shall be assisted by a neutral facilitator acceptable to all parties and shall require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interest, to finally resolve such dispute.

                  (b) A party may disclose any facts to the other parties or to the facilitator which such party believes, in good faith, to be necessary to resolve the dispute. All such disclosures shall be deemed in furtherance of settlement efforts and thus confidential. Except as agreed to by all parties, the facilitator shall keep confidential all information disclosed during the negotiations. The facilitator shall not act as a witness for either party in any subsequent arbitration between the parties.

                  (c) Such facilitated negotiations shall conclude within sixty (60) days from receipt of the written notice, unless extended by mutual consent of the parties. The costs incurred by each party in such negotiations shall be borne by it. Any fees or expenses of the facilitator shall be borne equally by all parties.

                  (d) If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement which cannot be resolved by facilitated negotiations, then such dispute, controversy or claim shall be settled by arbitration in accordance with the laws of the State of New York and the then current Commercial Arbitration Rules of the American Arbitration Association, except that no pre-hearing discovery will be permitted unless specifically authorized by the arbitration panel. The confidentiality provisions applicable to facilitated negotiations shall also apply to arbitration.

                  (e) The award issued by the arbitration panel may be confirmed in a judgment by any federal or state court of competent jurisdiction. All reasonable costs of both parties, as determined by the arbitration panel, including (i) the fees and expenses of the American Arbitration Association and of the arbitration panel, and (ii) the costs, including reasonable attorneys' fees, incurred to confirm the award in court, shall be borne entirely by the non-prevailing party (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel.

         11. MISCELLANEOUS

                  (a) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Consultant, his heirs, executors, administrators, legatees and legal representatives.

                  (b) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and


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effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

                  (c) This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

                  (d) This Agreement and all rights hereunder are personal to the Consultant and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

                  (e) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of the Consultant's engagement by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Consultant's engagement by the Company. This Agreement may only be amended upon the written agreement of both parties hereto.

                  (f) Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other. If mailed as aforesaid, any such notice shall be deemed given three (3) days after being so mailed.

                  (g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

                  (h) The provisions of Sections 6, 7, 9, 10 and 11 of this Agreement shall survive any termination of this Agreement.


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                  (i)      The headings of the paragraphs herein are inserted
for convenience and shall not affect any interpretation of this Agreement.

                  (j) The parties acknowledge and agree that the Consultant and its representatives performing services hereunder for the Company are acting as independent contractors, and that nothing contained herein shall be deemed to create an employer-employee relationship between the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Kasstech Inc.                           Integrated Systems International, Inc.


 /s/ Krystol C. Cameron                             /s/ Aziz Hirji
________________________________         By:__________________________________
                         CEO                 Name    Aziz Hirji
                                             Title:  Chairman

AGREED TO:

 /s/ Krystol C. Cameron
__________________________________
Kystol C. Cameron, Individually


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